As filed with the Securities and Exchange Commission on November 22, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QLT INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

887 Great Northern Way
Vancouver, British Columbia
Canada V5T 4T5
(604) 707-7000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Atrix Laboratories, Inc. 2000 Stock Incentive Plan (as amended and restated)
Atrix Laboratories, Inc. Non-Qualified Stock Option Plan (as amended)
Atrix Laboratories, Inc. Amended and Restated Performance Stock Option Plan (as amended)

each as assumed by QLT Inc.
(Full Title of the Plans)

Paul J. Hastings
President and Chief Executive Officer
QLT Inc.
887 Great Northern Way
Vancouver, British Columbia
Canada V5T 4T5
(604) 707-7000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

Copies to:

Ora T. Fisher, Esq.	R. Hector MacKay-Dunn, QC
Nicholas S. O’Keefe, Esq.	Trevor R. Scott, Esq.
Latham & Watkins LLP	Farris, Vaughan, Wills & Murphy
135 Commonwealth Drive	25th Floor, 700 W. Georgia Street
Menlo Park, California 94025	Vancouver, British Columbia
(650) 328-4600	Canada V7Y 1B3
(604) 684-9151

CALCULATION OF REGISTRATION FEE

		Proposed		Maximum
	Amount	Maximum		Amount of	Amount of
	to be	Offering Price		Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Per Share		Offering Price	Fee
Common shares, no par value, and associated share purchase rights issuable upon exercise of outstanding options under the Atrix Laboratories, Inc. (“Atrix”) 2000 Stock Incentive Plan (as amended and restated)	5,803,189	$11.856	(2)	$68,802,609	$8,717.29
Common shares, no par value, and associated share purchase rights issuable upon exercise of outstanding options under the Atrix Non-Qualified Stock Option Plan (as amended)	36,177	$5.438	(3)	$196,731	$24.93
Common shares, no par value, and associated share purchase rights issuable upon exercise of outstanding options under the Atrix Amended and Restated Performance Stock Option Plan (as amended)	267,961	$6.550	(4)	$1,755,145	$222.38
Common shares, no par value, and associated share purchase rights (5)	991,447	$15.895	(7)	$15,759,050	$1,996.67
Common shares, no par value, and associated share purchase rights (6)	171,366	$15.895	(7)	$2,723,863	$345.11

Total	7,270,140	--		$89,237,398	$11,306.38

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional common shares that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common shares.

(2)	Estimated solely for the purpose of computing the registration fee of options granted and outstanding pursuant to Rule 457(h) under the Securities Act of 1933 (the “Securities Act”).

(3)	Estimated solely for the purpose of computing the registration fee of options granted and outstanding pursuant to Rule 457(h) under the Securities Act.

(4)	Estimated solely for the purpose of computing the registration fee of options granted and outstanding pursuant to Rule 457(h) under the Securities Act.

(5)	Consists of 520,700 shares of Atrix common stock that has been converted into 991,447 common shares of QLT that may become issuable under the Atrix 2000 Stock Incentive Plan, as amended and restated, pursuant to future option grants.

(6)	Consists of 90,000 shares of Atrix common stock that has been converted into 171,366 common shares of QLT that may become issuable under the Atrix Non-Qualified Stock Option Plan, as amended, pursuant to future option grants.

(7)	Pursuant to Rule 457(c) and (h) under the Securities Act, the registration fee was computed on the basis of the high and low prices of the Registrant’s common share on the NASDAQ National Market on November 19, 2004.

EXPLANATORY NOTE
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
Exhibit Index
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 5.1
EXHIBIT 23.2

EXPLANATORY NOTE

     On November 19, 2004, QLT Inc. (the “Company” or the “Registrant”) completed a merger with Atrix Laboratories, Inc. (“Atrix”) on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of June 14, 2004, by and among the Company, Aspen Acquisition Corp. and Atrix (the “Merger Agreement”). Pursuant to the merger, Atrix became a wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, the Company agreed to assume the outstanding options under Atrix’ 2000 Stock Incentive Plan (as amended and restated), its Non-Qualified Stock Option Plan (as amended), and its Amended and Restated Performance Stock Option Plan (as amended) (collectively, the “Plans”) to purchase an aggregate of 3,207,517 shares of Atrix common stock. At the effective time of the merger, these options were converted automatically into options to purchase an aggregate of 6,107,327 of the Company’s common shares (after applying the exchange ratio applicable to the outstanding options pursuant to the terms of the Merger Agreement).

     In addition, at the effective time of the merger, the Company assumed an aggregate of 610,700 shares of Atrix common stock (that were automatically converted into 1,162,813 QLT common shares after applying the exchange ratio applicable pursuant to the terms of the Merger Agreement) that was previously authorized for issuance under the 2000 Stock Incentive Plan (as amended and restated) and the Non-Qualified Stock Option Plan (as amended) but were still available for grant at the effective time, for use by the Company for future option grants to Atrix employees after the merger.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     We incorporate by reference the documents listed below:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2004, as amended April 28, 2004.

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, filed with the Commission on May 7, 2004, August 6, 2004 and November 5, 2004, respectively.

(c)	Our Current Reports on Form 8-K filed with the Commission on January 20, 2004, January 22, 2004, January 29, 2004, March 16, 2004, March 30, 2004, April 2, 2004, April 2, 2004, April 22, 2004, April 23, 2004, June 3, 2004, June 14, 2004, July 20, 2004, October 6, 2004, October 14, 2004, October 21, 2004 and October 29, 2004.

(d)	The description of our common shares, without par value, contained in our registration statement on Form 8-A, filed with the Commission on April 26, 2002, and the Amended and Restated Shareholder Rights Plan Agreement, dated as of April 8, 2002, between QLT Inc. and Computershare Trust Company of Canada filed with the Commission as an exhibit to Amendment No. 3 to the Registration Statement on Form F-1 dated November 22, 1989.

     In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     Not applicable.

     Item 6. Indemnification of Directors and Officers.

          The laws of British Columbia and QLT’s articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933.

          Business Corporations Act

          The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

•	indemnify an eligible party against all eligible penalties, which include judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

•	after the final disposition of an eligible proceeding, pay the expenses (which includes legal fees but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company is required to pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

          For the purpose of the BCBCA, an “eligible person”, in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director of another corporation at the time when the corporation is or was an affiliate of the company, or at the request of the company; or

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is one in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A proceeding includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

          Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay the expenses of the eligible party in respect of the proceeding.

          Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

          The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

          Articles of QLT

          Part 22 of QLT’s articles provides that QLT will indemnify any person and his or her heirs, executors or personal representatives who were or are a party or who are threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by QLT or by a corporation or other legal entity or enterprise and whether civil, criminal or administrative, by reason of the fact that he or she is or was a director of QLT or is or was serving at QLT’s request as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle such action or proceeding or satisfy such judgment, if he or she acted honestly and in good faith with a view to the best interests of the corporation or other legal entity or enterprise as aforesaid of which he or she is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative action or proceeding, he or she has reasonable grounds for believing that his or her conduct was lawful; provided that no one will be so indemnified if he or she has failed to carry out his or her duty to act in accordance with the BCBCA or any rule of law, and in any event, until court approval has been granted with respect to such indemnification.

          In addition, QLT’s articles indicate that QLT may indemnify any person other than a director in respect of any loss, damage, costs or expenses whatsoever incurred by that person while acting as an officer, employee or agent for QLT to such extent, and on such terms and in such manner as the directors will, in their absolute discretion, determine. QLT’s articles further provide that, subject to the BCBCA, no director, officer or employee of

QLT will be liable for the acts, receipts, neglects or defaults of any other director, officer or employee of QLT, or for having participated in actions resulting in any loss, damage or expense to QLT in any matter, unless such loss, damage or expense happens by or through his or her own willful act or default, negligence, breach of trust or breach of duty.

          QLT has entered into indemnity agreements with its directors and executive officers which provide, among other things, that, subject to any requirements that may exist under the BCBCA or QLT’s articles, QLT will indemnify such director or officer, under the circumstances and to the extent specified, for expenses, damages, judgements, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or officer of QLT.

          QLT maintains directors’ and officers’ liability insurance coverage through a policy covering QLT and its subsidiaries, which has an annual aggregate policy limit of US$50,000,000, subject to a corporate deductible of US$150,000 per loss for all claims except securities claims for which the deductible is US$1,000,000. This insurance provides coverage for indemnity payments made by QLT to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by QLT. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
Number
4.1	Atrix Laboratories, Inc. 2000 Stock Incentive Plan (as amended and restated)

4.2	Atrix Laboratories, Inc. Non-Qualified Stock Option Plan (as amended)

4.3	Atrix Laboratories, Inc. Amended and Restated Performance Stock Option Plan (as amended)

5.1	Opinion of Farris, Vaughan, Wills and Murphy

23.1	Consent of Farris, Vaughan, Wills and Murphy (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page of this Registration Statement)

     Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this November 22, 2004.

QLT, Inc.

By: /s/ Paul J. Hastings

Paul J. Hastings
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of QLT Inc., and each of us, do hereby constitute and appoint each and any of Paul J. Hastings, Michael J. Doty and William J. Newell, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
	President and Chief Executive Officer,	November 22, 2004
/s/ Paul J. Hastings	Director

Paul J. Hastings

Chief Financial Officer (Principal
/s/ Michael J. Doty	Financial and Accounting Officer)	November 22, 2004

Michael J. Doty

	Director	November 22, 2004
/s/ E. Duff Scott

E. Duff Scott

	Director	November 22, 2004
/s/ C. Boyd Clarke

C. Boyd Clarke

	Director	November 22, 2004
/s/ Peter A. Crossgrove

Peter A. Crossgrove

	Director	November 22, 2004
/s/ Ronal D. Henriksen

Ronald D. Henriksen

	Director	November 22, 2004
/s/ Julia G. Levy

Julia G. Levy

	Director	November 22, 2004
/s/ Alan C. Mendelson

Alan C. Mendelson

	Director	November 22, 2004
/s/ L. Jack Wood

L. Jack Wood

	Director	November 22, 2004
/s/ George Vuturo

George Vutoro

	Director	November 22, 2004
/s/ Richard Vietor

Richard Vietor

Exhibit Index

Exhibit
Number
4.1	Atrix Laboratories, Inc. 2000 Stock Incentive Plan (as amended and restated)

4.2	Atrix Laboratories, Inc. Non-Qualified Stock Option Plan (as amended)

4.3	Atrix Laboratories, Inc. Amended and Restated Performance Stock Option Plan (as amended)

5.1	Opinion of Farris, Vaughan, Wills and Murphy

23.1	Consent of Farris, Vaughan, Wills and Murphy (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page of this Registration Statement)